FUJ>;D PART ICIPATION AGREEMENT This Agreement is entered into as of the ":601'h day of J ~J ll1J!unong CONNECTICUT GENERAL LIFE INSURANCE COMPANY ("CG Life"), a life insurance company organized under the laws of Connecticut, CIGNA FINANCIAL ADVISORS, INC. ("CFA"), a registered broker dealer organized under the laws of Connecticut, Vanguard Balanced Index Fu nd, Inc., Vanguard Quantitative Fund, Inc. and VanguardfWeliington Fund, Inc. , ("Fund"), each organized under the laws of Maryland, and The Vanguard Group, Inc., ("Company"), organized under the laws of Pennsylvania. ARTICLE! DEFINITIONS 1.1 .. Act" shall mean the Investment Company Act of 1940, as amended. 1.2 "Board" shall mean the Board of Directors of the Fund having the responsibility for managemen"t and control of the Fund. 1.3 "Business Day" shaH mean any day for which the Fund calculates net asset value c per share as described in the Fund's Prospectus. u 1.4 "Commission" shall mean the Securities and Exchange Commission. 1.5 "Contract" shall mean a group annuity contract issued by CG Life which uses the Fund as an underlying investment medium. Individuals who participate under a Contract are "Participants." 1.6 "Contractholder" shall mean any entity to which a Contract is issued. 1. 7 "Prospectus" shall mean the Fund's current prospectus and statement of additional information, as most recently filed with the Commission. 1.8 "Separate Account" shall mean a separate account established by CG Life ill accordance with the laws of the State of Connecticut. ( 1

Revised: 7filS4 ARTICLE [l REPRESENTATIONS 2.1 CG Life represents and warrants that (a) it is an insurance company duly organized and in good standing under applicable law; (b) it has or will legally and validly establish the Separate Account pursuant to the Connecticut Insurance Code; and (c) the Separate Account is exempt from registration as a unit invesunent trust under the Act. 2.2 CG Life represents and warrants that the Contracts are exempt from regisuation under the Securities Act of 1933, as amended (" 1933 Act"). 2.3 CG Life represents and warrants that the income, gains and losses, whether or nOi realized, from assets allocated to the Separate Account are, in accordance with the applicable Contracts, to be credited to or charged against such Separate ACCOUOI without regard to other income, gains or losses from assets allocated to any other accounts of CG Life. CG Life represents and warrants that the assets of the Separate Account are and will be kept separate from CG Life's General Account and any other separate accounts CG Life may have, and will not be cbarged with liabilities from any other business that the CG Life may conduct or the liabilities o of any companies affiliated with CG Life. 2.4 Fund and Company represent and warrant that the Fund is and will continue to be registered with the Commission under the Act as an open-end, diversified management investment company and possesses, or will possess, and shall maintain, all legal and regulatory licenses, approvals, consents and/or exemptions required for the Fund to operate and offer its shares as an underlying investment medium for the Contracts. 2.5 Fund and Company represent and warrant that the Fund is currently, or shall be qualified as a Regulated Investment Company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and that it will make every effort to maintain such qualification (under Subchapter M or any successor or similar provision) and that it will notify CG Life immediately upon having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future. 2.6 Company represents and warrants that it is a member in good standing of the NASD and that its wholly-owned subsidiary, Vanguard Marketing Corporation, is registered as a broker dealer with the Commission. Company funher represents and warrants that it will sell and distribute the Fund shares in accordance with all applicable state and federal securities laws. ( 2

Revised: 7/7/94

2.7 CFA represents and warrants that it is a member in good standing of the NASD and is registered as a broker dealer with the Commission.

2.8 Fund and Company represent and warrant that any of their directors, officers, employees, investment advisers, and other individuals/entities who deal with the money and/or securities of the Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less than that required by Rule 17g-1 under the Act. The aforesaid Bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

ARTICLE III

FUND SHARES

3.1 The Contracts funded through the Separate Account will provide Contractholders or Participants with the opportunity to direct CG Life to invest certain amounts in the Fund's shares.

3.2 Fund agrees to make its shares available for purchase at the then applicable net asset value per share by CG Life and the Separate Account on each Business Day pursuant to rules of the Commission. Notwithstanding the foregoing, the Fund may refuse to sell the shares to any person, or suspend or terminate the offering of the shares if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of the Board, acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, necessary and in the best interests of the shareholders of the Fund.

3.3 Fund shall use its best efforts to provide closing net asset value, dividend and capital gain information on a per-share basis to CG Life by 6:30 p.m. Eastern time and on an exception basis only, no later than 8:00 p.m. Eastern time on each Business Day. Any material errors in the calculation of net asset value, dividend and capital gain information shall be reported immediately upon discovery to CG Life. Non-material errors will be corrected in the next Business Day's net asset value per share.

3.4 At the end of each Business Day, CG Life will use the information described in Section 3.2 and 3.3 to calculate the Separate Account unit values for the day.

3.5 Each Business Day, CG Life will determine the net dollar amount or number of Fund shares which will be purchased or redeemed. CG Life shall be permitted to purchase or redeem at that day's closing net asset value provided that the net purchase or redemption orders are transmitted to the Fund by CG Life by 4:00

3

p.m. Easte~ time on each Business Day Orders received by CG Life and ( transmitted to the fund after 4:00 p.m. will be processed on the next business day, 3.6 Fund appoints CG Life as its agent for the limited purpose of accepting orders for the purchase and redemption of shares of the Fund by the Separate Account. Fund will execute orders at the applicable net asset value per share determined in accordance with Section 3.5 until such time that CG Life is in a position to trade electronically according to Vanguard's daily valuation program as set forth in Exhibit A. 3.7 If CG Life's order requests the purchase of shares, CG Life shall transmit to the Fund payment in Federal Funds by 4:00 p.m. Eastern time on the Business Day next following the day on which the net asset value is determined. If CG Life's order requests the redemption of shares, Fund shall transmit to CG Life payment in Federal Funds by 4:00 p.m. Eastern time on the Business Day next following the day on which the applicable net asset value is determined. 3.8 Fund will conflrm each purchase or redemption order made by CG Life. Transfer of shares will be by book entry only. No share certificates will be issued to CG Life. 3.9 Fund shall credit CG Life with the appropriate number of shares. 3.10 On each ex-dividend date of the Fund, or, if not a Business Day, on the flrst Business Day thereafter, Fund shall communicate to CG Life the amount of dividend and capital gain, if any; per share. A..ll dividends and capital gains shall be automatically reinvested in additional shares of the Fund at the applicable net asset value per share on the payable date. Fund shall, on the day after the payable date or, if not a Business Day, on the first Business Day thereafter, notify CG Life of the number of shares so issued. ARTICLE IV STATEMENTS AND REPORTS 4.1 Fund shall provide monthly statements of account as of the end of each month for all of CG Life's accounts by the fifteenth (15th) calendar day of the following month. 4.2 Fund will provide to CG Life at least one complete copy of all registration statements, Prospectuses, reports, proxy statements, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Fund, contemporaneously with the filing of such document with the Commission or other regulatory authorities. 4

( 4.3 Fund will provide to CG Life at least one complete copy of aU sales literature and other promotional materials on a best effort basis. ARTICLE V EXPENSES AND FEES 5.1 Fund (or Company) shall bear the expenses for the cost of registration and qualification of the Fund's shares under all applicable federal and state laws. ARTICLE VI VOTING OF FUND SHARES 6.1 CG Life shall be entitled to vote all Fund shares held by it on any applicable record date. ARTiCLEVll MARKETING AND REPRESENTATIONS 7.1 Fund or Company shall periodically furnish CG Life with the following documents, in quantities as CG Life may reasonably request: a. Current Prospecrus and any supplements thereto; and b. Other marketing materials. 7.2 CG Life shall furnish, or shall cause to be furnished, to the Fund, each piece of sales literature or other promotional material in which the Fund or its investment adviser is named, at least flfteen Business Days prior to its use. No such material shall be used unless the Fund approves in writing the use of such materiaL 7.3 CG Life shall not give any information or make any representations or statements on behalf of the Fund or concerning the Fund in connection with the sale of the contracts other than the information or representations contained in the registration statement or Prospectus, as may be amended or supplemented from time to time, or in reports or proxy statements for the Fund, or in sales literature or other promotional material approved by the Fund. 7.4 Fund and Company shall furnish, or shall cause to be furnished, to CG Life, each piece of sales literature or other promotional material in which CG Life or the 5

Revised: 7n194 Separate Account is named, at least fifteen Business Days prior to its use, No ( such material shall be used unless CG Life approves in writing the use of such material. 7.5 For purposes of this Agreement, the phrase "sales literature or other promotional material" or words of similar import include, without limitations, advertisements (such as material published, or designed for use, in a newspaper, magazine or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures or other public media), sales literature (such as any written communication distributed Of made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, or reprints or excerpts of any other advertisement, sales literature, or published article), registration statements, prospectuses, statements of additional information, shareholder reports and proxy materials, and any other material constituting sales literature or advertising under National Association of Securities Dealers, [nco rules, the Act or the 1933 Act. ARTICLE VIll INDEMNIFICATION u 8.1 CG Life agrees to indemnify and hold harmless the Fund, and their affiliates, and each of their directors, trustees, officers, employees, agents and each person, if any, who controls or is associated with any of the foregoing entities or persons within the meaning of the 1933 Act, against any and all losses, claims, damages or liabilities joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action., suit or proceeding or any claim asserted) for which the Indemnified Parties may become subject. under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect to thereof) (1) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in information furnished by CG Life for use in the registration statement or Prospectus or sales literarure or advertisements of the Fund or for use with respect to the Separate Account or contracts, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; (2) arise out of or as a result of conduct, statements or representations (other than statements or representations contained in the Prospectus and sales literature or advertisements of the Fund) of CG Life or its agents, with respect to the sale and distribution of Contracts for which the Fund's shares are an underlying investment; or (3) arise out of CG Life's incorrect calculation or reporting of net purchase or redemption orders. CG Life will reimburse any legal l or other expenses reasonably incurred by the Fund or any of the Indemnified Parties in connection with investigating or defending any such loss, claim, 6 damage, liability or action; provided, however, that CG Life will not be liable in ( any such case to the extent that any such loss, claim, damage or liability in any such case to the extent that any such loss, cl aim, damage or liability arises out of or is based upon an untrue statement or omission or alleged omission made in such Registration Statement, Prospectus, sales literature or advertisements in conformity with written information furnished to CG Life by the Fund specifically for use therein. This indemnity agreement will be in addition to any liability which CG Life may otherwise have. 8.2 The Fund and Company, jointly and severally, agree to indemnify and hold harmless CG Life, CF A and each of their directors, officers, employees, agents and each person, if any, who controls CG Life or CF A within the meaning of the 1933 Act against any losses, claims, damages or liabilities to which CG Life, CFA or any such director, officer, employee, agent or controlling person may become subject, under the 1933 Act or otherwise, insofar as sucb losses, claims, damages or liabilities (or actions in respect thereof) (1) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or prospectus or sales literature of advertisements of the Fund; (2) arise out of or are based upon the omission to state in the registration statement or Prospectus or sales literature or advertisements of the Fund any material fact required to be stated therein or necessary to make the statements therein not misleading; or (3) arise out of or are o based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or Prospectus or sales literature or advertisements with respect to the Separate Account or the Contracts and sucb statements were based on information provided to CG Life or CF A by the Fund or the Company; and the Fund and Company will reimburse any legal or other expenses reasonably incurred by CG Life, CFA or any such director, officer, employee, agent or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that neither the Fund nor Company will be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or omission or alleged omission made in such Registration Statement, Prospectus, sales literature or advertisements in conformity with written information furnished to the Fund by CG Life or CF A specifically for use therein. This indemnity agreement wiil be in addition to any liability which the Fund or Company may otherwise have. 8.3 The Fund and Company, jointly and severally, shall indemnify and hold CG Life and CFA harmless against any and all liability, loss, damages, costs or expenses which CG Life or CFA may incur, suffer or be required to pay due to the Fund's (1) incorrect calculation of the daily net asset value, dividend rate or capital gain distribution rate; (2) incorrect reporting of the daily net asset value, dividend rate ( or capital gain distribution rate; and (3) untimely reporting of the net asset value, dividend rate or capital gain distribution rate, provided that neither the Fund nor 7

Rovised: 7n194 Company shall have an obligation to indemnify and hold harmless CG Life or ( CF A if the incorrect calculation or incorrect or untimely reporting was the result of incorrect information furnished by CG Life Of CF A. 8.4 Promptly after receipt by an indemnified party under this Article of notice of the commencement of any action., such indemnified party will. if a claim in respect thereof is to be made against the indemnifying party under this Article, notify the indemnifying party of the commencement thereof. The omission to so notify the indemnifying party will not relieve the indemnifying party from any liability under this Article VIII. except to the extent thal the omission results in a failure of actual notice to the indemnifying party and such indemnifying party is damaged solely as a result of the failure to give such notice. In case any such action is brought against any indemnified party, and it notified the indemnifying party of the commencement thereof, the indemnifying party wil~ be entitled to participate therein and, to the extent that it may wish, assume the defense thereof, with counsel satisfactory to such indemnified party, and to the extent that the indemnifying party has given notice to such effect to the indemnified party and is performing its obligations under this Aniele, the indemnifying party shall not be liable for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation. Notwithstanding the foregoing, in any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (I ) the indemnifying pany and the indemnified party sball have mutually agreed to the retention of such counselor (2) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both p~ies by the same counsel would be inappropriate due to actual or potential differing interests between them. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent. A successor by law of the parties to this Agreement shall be entitled to the benefits of the indemnification contained in this Aniele VID. ARTICLE IX COMMENCEMENT AND TERMINATION 9.1 This Agreement shall be effective as of the date hereof and shall continue in force until terminated in accordance with the provisions herein. 9.2 This Agreement shall terminate: l 8

Revised: 7nf94 (a) at the option of any party upon six (6) months advance ·written notice to the other parties; or (b) at the option of CG Life, to the extent that shares of the Fund are not reasonably available to meet the requirements of the Contracts or are not "appropriate funding vehicles" for the Contracts, as determined by CG Life reasonably and in good faith. Prompt notice of the election to terminate for such cause and an explanation of such cause shall be furnished by CG Life. 9.3 It is understood and agreed that the right of any party hereto to terminate this Agreement pursuant to 9.2(a) may be exercised with or without cause. 9.4 Notwithstanding any termination of this Agreement, the Fund and Company shall, at the option of CG Life, continue to make available additional shares of the Fund pursuant to the terms and conditions of this Agreement, for all Contracts in effect on ·the effective date of termination of this Agreement (hereinafter referred to as "Existing Contracts"). Specifically, without limitation, the owners of the Existing Contracts shall be permitted to transfer or reallocate investments under the Contracts, redeem investments in the Fund and/or invest in the Fund upon the making of additional purchase payments under the Existing Contracts. ARTICLE X NOTICES 10.1 Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party. If to the Fund: The Vanguard GrouplFund Name P.O. Box 2900 Valley Forge, PA 19355 Attention: Paul Heller - M33 If to Company: The Vanguard Group, Inc. P.O. Box 2900 Valley Forge, PA 19482 Attention: Jean Wingerd - M33 If to CG Life: Connecticut General Life Insurance Company P.O. Box 2975 ( Hartford, Connecticut 06104 Attention: Amy F. Hatfield, M-128 9

Revised: 7/7/94

If to CFA: CIGNA Financial Advisors, Inc.
Hartford, Connecticut 06152
Attention: Charlene R. Voyer, S-323

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified below.

CONNECTICUT GENERAL LIFE INSURANCE COMPANY

By: Amy F. Hatfield

Title: Asst. V.P.

Date: 7/11/94

CIGNA FINANCIAL ADVISORS, INC

By: [signature]

Title: VP + Treasurer

Date: 7/12/94

VANGUARD BALANCED INDEX FUND, INC.
VANGUARD QUANTITATIVE PORTFOLIOS, INC.
VANGUARD/WELLINGTON FUND, INC.

By: [signature]

Title: Secretary

Date: 7/15/94

THE VANGUARD GROUP, INC.

By: [signature]

Title: Vice President

Date: 7/8/94

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